Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2015

Spokane Valley, WA- October 14, 2014 - Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended September 27, 2014.
Excluding the contribution of CDR Manufacturing, Inc. (dba Ayrshire Electronics, which was acquired on September 3, 2014), Key Tronic expects to report revenue of approximately $75 million for the first quarter of fiscal 2015, which is below previous guidance. The lower revenue primarily reflects a larger than anticipated reduction in production levels for a longstanding customer. Including CDR’s contribution in September, the Company expects to report revenue of approximately $86 million for the first quarter of fiscal 2015. Revenue for the second quarter of fiscal 2015 is expected to be approximately $105 million to $115 million.
During the first quarter of fiscal 2015, the Company had an unfavorable product mix that caused higher material costs and inefficiencies associated with ramping production of a new product in a shorter time period than originally planned that resulted in higher than expected operating expenses. These items had an impact on earnings of approximately ($1.8) million or ($0.17) per share. In addition, transaction and integration costs related to the CDR acquisition had an impact on earnings of approximately ($0.7) million or ($0.06) per share. As a result, the Company expects a loss for the first quarter of fiscal 2015 in the range of ($0.14) to ($0.17) per share.
“While the larger than anticipated revenue reduction by a certain customer and the unexpected operating costs in the first quarter were disappointing, we expect to see stronger sequential growth and a return to profitability in the second quarter of fiscal 2015 as our new programs continue to ramp up,” said Craig Gates, President and Chief Executive Officer. “Furthermore, our acquisition of CDR during the first quarter of fiscal 2015 is already making a significant contribution to our progress by expanding our printed circuit board assembly capabilities, our total revenue, and our customer base with the addition of new multi-national companies.”
The Company plans to announce its complete results for the first quarter of fiscal 2015, and more specific guidance for the second quarter of fiscal 2015, on November 4, 2014.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2015. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts and materials from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.